Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAKE VICTORIA MINING COMPANY, INC.
(Name of small business issuer in its charter)

Nevada	1081	51-0628651
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

LAKE VICTORIA MINING COMPANY, INC. CORPORATION TRUST COMPANY OF NEVADA
6805 Sundance Trail	6100 Neil Road, Suite 500
Riverside, California 92506	Reno, Nevada 89511
(951) 907-9911	(775) 688-3061
(Address and telephone of registrant’s executive	(Name, address and telephone number of agent for
office)	service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [  ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$6.17

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LAKE VICTORIA MINING COMPANY, INC.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

     Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

     We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Wells Fargo Bank, 6189 Magnolia Avenue, Riverside, California 92506. Its telephone number is (951) 715-3860. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by our officers and directors. They will not receive any commissions or proceeds from the offering for selling shares on our behalf.

     Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.10	$0.040	$0.060
Per Share - Maximum	$0.10	$0.020	$0.080
Minimum	$100,000	$40,000	$60,000
Maximum	$200,000	$40,000	$160,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is _______________________.

SUMMARY OF OUR OFFERING

Our Business

     We were incorporated on March 14, 2007. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property located in Tanzania. The one property consists of one mining license containing an area of approximately 70.72 square kilometers. We intend to explore for gold on the property.

     We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     Our administrative office is located at 6805 Sundance Trail, Riverside, California 92506, and our telephone number is (951) 907-9911 and our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89511. Our fiscal year end is March 31. Our mailing address is 6805 Sundance Trail, Riverside, California 92506.

     Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

     Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $70,000 assuming the minimum number of shares are sold. Approximately $170,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	4,000,000
Number of shares outstanding after the offering if all of the shares are sold	6,000,000

Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of March 31, 2007
(audited)
Balance Sheet
Total Assets	$300
Total Liabilities	$30,020
Stockholders’ Equity - (Deficit)	$(29,720)
Period Ended
March 31, 2007
(audited)
Income Statement
Revenue	$0
Total Expenses	$29,725
Net Loss	$(29,725)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with Lake Victoria Mining Company, Inc.

     1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

     2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

     Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

     3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

     The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

     4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

     We were incorporated on March 14, 2007, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $29,725. To achieve and maintain profitability and positive cash flow we are dependent upon:

  our ability to locate a profitable mineral property
  our ability to generate revenues
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

     5. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can’t locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

     Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

     6. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

     Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

     7. Because Messrs. Gamache and Lennox have other outside business activities, they will only be devoting 10% of their time, or four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

     Because Messrs. Gamache and Lennox, our officers and directors, have other outside business activities, they will only be devoting 10% of their time, or four hours per week, to our operations. As a result, our operations may be sporadic and occur at times which are not convenient to Messrs. Gamache and Lennox. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

     8. If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

     We have two officers and directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run the company. Further, we do not have key man insurance. If that should occur, until we find other persons to run the company, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

     9. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

     There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within the 180 day period, an additional 90 days if extended by us. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

     10. Because our officers and directors are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

     Our officers and directors will receive a substantial benefit from your investment. They supplied the property, paid expenses and made a loan all of which totaled $425. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment, while our officers and directors will lose only approximately $425.

     11. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

USE OF PROCEEDS

     Our offering is being made on a $100,000 minimum $200,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if 50%, 75% and 100% of the offering is sold.

	Minimum	75%	Maximum
Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$40,000	$40,000	$40,000
Net proceeds	$60,000	$110,000	$160,000

     Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

The net proceeds will be used as follows:

Consulting Services	$5,000	$6,500	$7,500
Explorations [1]	$34,320	$34,320	$34,320
Analyzing Samples	$3,000	$6,000	$9,000
Telephone	$800	$1,000	$1,300
Mail	$400	$400	$400
Stationary	$500	$1,500	$1,500
Accounting	$12,500	$15,280	$20,000
Office Equipment	$3,480	$15,000	$15,000
Secretary	$0	$30,000	$30,000
Engineer	$0	$0	$40,080

[1] Exploration consists of fees to be paid for:

Item Performance Time		ACTIVITIES	UNIT	TOTAL	$ UNIT COST	TOTAL($)
1 - 2	wks	Gridding	line km	64	30.00	1,920
2 - 3	wks	Soil Sampling	Number of samples	400	15.00	6,000
3 - 1	wks	Trenching	cubic metre	180	7.50	1,350
4 - 3	wks	Geological mapping sqkm		70	75.00	5,250
5 - 4	wks	Assays (soil)	Number of samples	400	15.00	6,000
6 - 4	wks	Assays (rocks)	Number of samples	60	15.00	900
7	- NA	Accommodations	number of days	30	75.00	2,250
8	- NA	Transport Hire	Number of days	30	125.00	3,750
9	- NA	Fuel	litres/day	30	30.00	900
10 - 4	wks	Geologist	1	30	4,000.00	4,000
11 - 2	wks	Report Writing	1			2,000
					TOTAL	34,320

     In addition, we have allocated funds for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

     If we raise the maximum amount, we intend to retain the services of a mining engineer.

     We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves.

     No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack of operating history
  the proceeds to be raised by the offering
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

     As of March 31, 2007, the net tangible book value of our shares of common stock was a deficit of $29,720 or approximately $0.007 per share based upon 4,000,000 shares outstanding.

If 2,000,000 Shares or 100% of the Shares Are Sold:

     Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $130,280 or approximately $0.022 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.029 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.022 per share.

     After completion of this offering, if 2,000,000 shares are sold, you will own approximately 33.33% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 66.67% of the total number of shares then outstanding, for which they have made contributions of cash totaling $40, or approximately $0.00001 per share.

If 1,500,000 Shares Are Sold:

     Upon completion of this offering, in the event 1,500,000 shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $80,280, or approximately $0.015 per share. The net tangible book value of the shares held by our existing stockholders will be increased by$0.022 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.015 per share.

     After completion of this offering, if 1,500,000 shares are sold, you will own approximately 27.27% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 72.72% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $40, or approximately $0.00001 per share.

If 1,000,000 Shares or the Minimum Number of Shares Are Sold:

     Upon completion of this offering, in the event the minimum number of the shares are sold, the net tangible book value of the 5,000,000 shares to be outstanding will be $30,280, or approximately $0.006 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.013 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.006 per share.

     After completion of this offering, if 1,000,000 shares are sold, you will own approximately 20% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 80% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $40, or approximately $0.00001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all Shares Sold

Price per share	$0.10
Net tangible book value per share before offering	$0.007
Potential gain to existing shareholders	$200,000
Net tangible book value per share after offering	$0.022
Increase to present stockholders in net tangible book value per share after
offering	$0.029
Capital contributions	$40
Number of shares outstanding before the offering	4,000,000
Number of shares after offering held by existing stockholders	4,000,000
Percentage of ownership after offering	66.66%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.077
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	33.33%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.082
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	27.27%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.088
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	20%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Wells Fargo Bank, 6189 Magnolia Avenue, Riverside, California 92506. Its telephone number is (951) 715-3860. The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

  extension of the offering period beyond 270 days;
  change in the offering price;
  change in the minimum sales requirement;
  change to allow sales to affiliates in order to meet the minimum sales requirement;
  change in the amount of proceeds necessary to release the proceeds held in the separate bank account.

     If the changes above occur, any new offering may be made by means of a post-effective amendment.

     We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     They are not statutorily disqualified, is not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. He will not participate in selling and offering securities for any issuer more than once every twelve months.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

     Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

     Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

     We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

     This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, or unless the offering is completed or otherwise terminated by us.

     We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

      We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2.	deliver a check or certified funds to us for acceptance or rejection.

     All checks for subscriptions must be made payable to “LAKE VICTORIA MINING COMPANY, INC.”

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

     We were incorporated in the State of Nevada on March 14, 2007. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. We maintain our statutory registered agent’s office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 6805 Sundance Trail, Riverside, California 92506. This is our mailing address as well. Our telephone number is (951) 907-9911. David Gamache, our president, supplies this office space on a rent-free basis.

     There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

     We have no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

     We acquired a license to explore the property from Uyowa Gold Mining and Exploration Company Limited, P.O. Box 3167, Dar es Salaam, Tanzania.

      Under the terms of the license, we are able to acquire 100% interest in the property by contracting our own geologist, paying the owner $20,000 (Initial Payment Date) within a maximum of 100 days of the Initial Signing Date, issuing 10% of our share capital on the Initial Payment Date, performing on a best efforts basis Schedule B and agreeing to the Production Agreement of Schedule C.

     We have no revenues, achieved losses since inception, no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

     The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

     To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

     There are no native land licenses that affect title to the property. We have no plans to interest other companies in the property if mineralization is found.

Licenses

     The following is a list of tenure number, license, date of recording and expiration date of the license:

		Date of	Date of
Number	Document Description	Recording	Expiration
2747/2004	Certificate of Acknowledgement	May 25, 2007	May 25, 2014

Location and Access

     The license 2747/2004 was granted by the Ministry of Energy and Minerals to Uyowa Gold Mining and Exploration Company Limited on May 25, 2007 for the period of seven years with the intention of doing exploration. The license is owned 100% by Uyowa Gold Mining and Exploration Company Limited and with the present agreement the license will be optioned 100% to Lake Victoria Mining Company, Inc. Lake Victoria Mining Company, Inc. is a recently registered company in the state of Nevada, United States. No royalties or other encumbrances exist with respect to this property.

     The gold property is situated in Magu District, Mwanza region (Figs.1) in northern Tanzania, approximately 1,200 km northwest of Dar es Salaam by road. The area can be reached by moving northeastwards from Mwanza city on the all-weather Mwanza-Magu-Bunda sealed road that continues northwards to Musoma. From Itongo village on this road, which is 125 km from Mwanza, the license area can be reached by moving southeastwards on a secondary road for a distance of 6 km. Both Magu and Bunda are Districts headquarters.

Physiography

     The climate of the area is humid tropical, with two distinct seasons - wet and dry. A rainy season occurs from November to May. Most rainfall (approximately 90%) occurs within the months of February and April. The mean annual day temperature in the area is 26oC but the nights are cooler. A pleasant dry season starts from June. The Nyanzian rocks and Neogene superficials produce open grassy country, extensively cultivated and grazed. Over the granitic rock most of the primary vegetation has been cleared leaving some open woodland and thick bush only on the steeper hillsides.

     The most conspicuous topographic features in the adjacent area are the large Ngasamo and Wamangola Hills to the south, formed by ultra basic intrusive rocks, with intervening flat stretches of grass. The shearing in the granitic rocks bordering the Ndabaka Plains to the south in the Kalemela-Ilundu-Ngamwili area is evidence that the depression containing the plains is a graben. The license area constitutes the northern extremity of the extensive and mature land surface of Sukumaland to the South. The license area is adequately drained by the NW-SE flowing Lutubiga stream together with various other tributaries emanating from the generally E-W flowing Ramadi River. All rivers in the area flow into the Duma River to the South that finally pours its waters into Lake Victoria. The drainage is structurally controlled as they follow joints, shear zones and other internal structures such as foliation. Outcrops in the area are scarce as much of the area is covered with extensive areas of recent alluvium and colluviums.

Geology

     Planar flow structures are observed in the SW part of the PL, and in the central and southeastern parts of the PL. Vertical joints also occur in the central part of the PL. A major NE-trending linear feature observed from the Lutubiga area within the adjacent Kalemela PL to the south coincides with the nyanzian amphibolite outcrops in the central part of the PL. Minor NW-trending linear features also do occur. Amphibolites dip at about 70° to the NE. A dolerite (pigeonitic) dyke thought to be of post Bukoban age occurs on the central south part of the PL.

     The most significant single structural element in the region, the Suguti shear, is located further to the north and east, and lies within a broad, 2-3 km wide, eluviated depression. It has been inferred that the small faults within the PL area are offshoots of this structure and are believed to be economically significant. The Suguti Shear is controlled by a major crustal lineament and that the influence of this structure extends beyond the greenstone belt.

     The synorogenic rocks in the area have a well-developed system of jointing as evidenced from aerial photographs. Planar flow structure is vertical with a general E-W trend. The longest feature appears to be on alignment with outcropping Nyanzian rocks within the PL. metamorphic grade throughout the region is low and probably falls within the range of prehnite pumpelite or lower greenschist facies. Linear fabric, and distortion of primary or syndepositional features such as quartz eyes, pyroclastic fragments and amygdaloidal cavities has not occurred and the regional structural fabric is therefore of low strain. Despite this, accumulated evidence from air photography show that the greenstones are quite heavily deformed in some areas.

     All of the documented gold occurrences in the South Eastern Lake Victoria Goldfields (SELVG) lie mostly within the Nyanzian formation. Experience in Western Australia indicates that there are at least four significant deformation (mineralizing) events and none of these are formation/lithology specific, i.e. gold deposits are found in varying rock types of different ages within the Archaean (Hammond & Nisbet, 1992).

     There are several significant observations that can help in the understanding of the tectonic evolution of the Tanzanian Shield. These are listed below in what is considered to be the chronological order of events:

     (i) The base of the Nyanzian System (comprising basalts and porphyries) lies uncomformably over the granite/gneiss. Shearing and gold mineralization crossing the stratigraphic boundary (e.g. Maji Moto) indicates that this contact is not a simple unconformity. The presence of basal conglomerates, porphyries, etc. implies that in places the contact may be a lag fault (extensional).

     (ii) The presence of garnetiferous amphibolites (at Maji Moto) indicates that lower grade metamorphic lithologies have been juxtaposed with higher grade units. This is likely to have been achieved by faulting of low grade metamorphic rocks, moving them down through the stratigraphy to lie with higher grade rocks in large extensional systems, i.e. lag faults.

     (iii) The basic volcanic suite that comprises the Nyanzian system is clearly post basin- opening. Numerous papers quote the development of shear zones, alteration and gold mineralization through this sequence. The tectonic activity may be synextensional or due to thrusting and stacking as the basin closed. As the foliations within the Nyanzian system are layer parallel, it is likely that the now principal E-W foliation throughout the shield was developed as a consequence of this deformation event.

     (iv) The Kavirondian sediments unconformably overlie the Nyanzian System. The presence of conglomerates and differing age granites indicate that there was another extensional phase once the Nyanzian System was established.

     (v) The emplacement of large granitic domes, E-W in orientation, and also E-W orientated greenstone belts indicate that the entire sequence appears to have been compressed from north to south. In some areas e.g. the Sukumaland, the greenstone belts wrap around the granite/gneiss dome (s) (Mhina & Borg, 1990). This ‘wrap around feature is probably a relict plunging antiform.

     (vi) The emplacement of syn- and post-orogenic felsic intrusive bodies. The intrusion of such features commonly accompanies significant tectonic activity. Many intrusives of this nature may enter dilational sites and jogs within the evolving greenstone/granite terrains. Some of these features may be mineralized.

Local (Deposit) Geology

     The local (prospect) geology of the license area is as shown in Figure 2.

Amphibolites- Nyanzian (Archaean)

The Nyanzian emphibolites form isolated outcrops forming an E-W band across the center of the PL. The dominant rock type is plagioclase amphibolites with albite and actionolite as the major mineral constituents and with epidotic, clinozoisite and tremolite, whilst accessory and secondary minerals include quartz, magnetite, ilmenite, sphene chlorite and calcite. Plagioclase amphibolite is the more predominant than zoisite amphibolites.

Syn-tectonic Acid Plutonic Rocks – Precambrian

These rocks underlie most of the Kisesa, Mkula and Kijeleshi areas making up the southern half of the PL. They are sub-divided into granite, biotite granodiorite and hornblende granodiorite. The granite and biotite granodiorite are generally grey, coarse-to medium-grained holocrystalline rocks, composed of primary quartz, oligoclase and microcline, accessory biotite, magnetite, ilmenite, sphene, epidote and apatite; the biotite is usually partly altered to chlorite. Secondary sericite and kaolinitic minerals are present. These rocks that are in places sheared are mostly obscured by colluvium and eluvium of Neogene age. Synorogenic rocks have a well-developed system of jointing which is particularly evident on air photographs. Planar flow structure is usually vertical with a general E-W trend.

Late Orogenic Granites – Precambrian

The late-orogenic granite is pink, coarse- or fine-grained (cf. microgranite) and holocrystalline. The late-orogenic granites appear to be sharply delimited from the synorogenic rocks; outcrops, though limited in extent, generally form rugged prominent topographical features.

Minor Intrusives- Precambrian

Occurrences of metadolerite and appinite generally form features of low relief with occasional outcrops. They are partly altered dark-green medium-grained rocks that appear to form a gradational series. The metadolerite shows partial development of hornblende porphyroblasts that are characteristic of the appinite.

Mbuga – Neogene

This covers the northern half of the PL and consists of heavy, dark, Mbuga clay soils in an area thought to be underlain by both granitic and Nyanzian rocks.

History

     There is no record or evidence of previous exploration or operations on the property.

MAP 1

MAP 2

Supplies

     Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Our Proposed Exploration Program

     Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the acquisition of the property from Uyowas Gold Mining and Exploration Company Limited and the physical examination of the property by Daniel Malinga and Ishegize Abdul Ishegize, a private consultants and qualified persons with extensive field experience. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred, we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material.

     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

     We do not license to have any minerals or reserves whatsoever at this time on any of the property.

     We intend to implement an initial exploration program which consists of Geochemical surveys such as rockchip/soil sampling and Geological mapping which should be undertaken across faults inferred from the aeromagnetic lineaments. Mr. Ishegize will determine where drilling will occur on the property. Mr. Ishegize will receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the initial exploration program, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of an initial exploration program and testing. We intend to take our samples to analytical chemists, geochemists and registered assayers located in Manza, United Republic of Tanzania. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of initial exploration program consisting of : gridding, soil sampling, trenching, geological mapping, soil and rock assays report writing and all accommodations and travel to be $34,320. We will begin exploration activity ninety days after this public offering is completed, weather permitting.

     The breakdowns were made in consultation with Mr. Ishegize.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

     If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

     We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

     We anticipate starting exploration activity ninety days after this public offering is completed, weather permitting.

Competitive Factors

     The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Mineral rights in the United Republic of Tanzania are governed by the Mining Act of 1998, and property and control over minerals are vested in the United Republic of Tanzania. Prospecting for the mining of minerals, except petroleum, may only be conducted under authority of a mineral right granted by the Ministry of Energy and Minerals under this Act.

     The three types of mineral rights most often encountered, which are also those applicable to us are:

  prospecting licenses;
  retention licenses; and
  mining licenses.

     A prospecting license grants the holder thereof the exclusive right to prospect in the area covered by the license for all minerals, other than building and gemstones, for a period of three years. Thereafter, the license is renewable for two further periods of two years each. On each renewal of a prospecting license, 50 percent of the area covered by the license must be relinquished. Before application is made for a prospecting license, a prospecting reconnaissance for a maximum area of 5,000 square kilometers is issued for a period of two years after which a three-year prospecting license is applied for. A company applying for a prospecting license must, inter alia, state the financial and technical resources available to it. A retention license can also be requested from the Minister, after the expiry of the 3-2-2-year prospecting license period, for reasons ranging from funds to technical considerations.

     Mining is carried out through either a mining license or a special mining license, both of which confer on the holder thereof the exclusive right to conduct mining operations in or on the area covered by the license. A mining license is granted for a period of 10 years and is renewable for a further period of 10 years. A special mining license is granted for a period of 25 years and is renewable for a further period of 25 years. If the holder of a prospecting license has identified a mineral deposit within the prospecting area which is potentially of commercial significance, but it cannot be developed immediately by reason of technical constraints, adverse market conditions or other economic factors of a temporary character, it can apply for a retention license which will entitle the holder thereof to apply for a special mining license when it sees fit to proceed with mining operations.

     A retention license is valid for a period of five years and is thereafter renewable for a single period of five years. A mineral right may be freely assigned by the holder thereof to another person, except for a mining license, which must have the approval of the Ministry to be assigned.

     However, this approval requirement for the assignment of a mining license will not apply if the mining license is assigned to an affiliate company of the holder or to a financial institution or bank as security for any loan or guarantee in respect of mining operations.

     A holder of a mineral right may enter into a development agreement with the Ministry to guarantee the fiscal stability of a long-term mining project and make special provision for the payment of royalties, taxes, fees and other fiscal imposts.

     We have complied with all applicable requirements and the relevant licenses have been issued.

Environmental Law

     We are also subject laws dealing with environmental matters relating to the exploration and development of mining properties. The goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety

2.	Archaeological Sites

3.	Exploration Access

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

     We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in Tanzania is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclamation will be between $3,000 and $5,000. We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering.

Employees

     We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

     At present, we have no full-time employees. Our two officers and directors are part-time employees and each will devote about 10% of their time or four hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. David Gamache will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our expenditures. This is because we have not generated any revenues. Accordingly, cash must be raised from other sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

     Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the acquisition of the property from Uyowa Gold Mining and Exploration Company Limited, P.O. Box 3167, Dar es Salaam, Tanzania and a physical examination of the property by Mr. Gamache, our president and a director. The license was recorded in our name.

     We are searching for mineralized material. Mineralized material is an ore body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material.

     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

     We do not license to have any minerals or reserves whatsoever at this time on any of the property.

     We intend to implement an exploration program which consists of geochemical surveys such as rockchip/soil sampling and geological mapping should be undertaken across faults inferred from the aeromagnetic lineaments.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material. To pay the consultant and develop the reserves, we will have to raise additional funds through a second public offering, a private placement or through loans. As of the date of this prospectus, we have no plans to raise additional funds other than the funds being raised in this public offering. Further, there is no assurance we will be able to raise any additional funds even if we discover mineralized material and a have a defined ore body.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.

     We intend to hire a secretary, if we raise at least $150,000 and a mining engineer, if we raise $200,000. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we conduct the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering, whether it be the minimum amount or the maximum amount, will allow us to operate for one year.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

     To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

     We have discussed this matter with our officers and directors and David Gamache has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. The foregoing agreement is oral, there is nothing in writing to evidence the same. While Mr. Gamache has agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

     We acquired one property containing one license. The property is staked and we will begin our exploration plan upon completion of this offering. We expect to start exploration operations within 90 days of completing this offering. As of the date of this prospectus, we have yet to being operations and therefore we have yet to generate any revenues.

     Since inception, we have issued 4,000,000 shares of our common stock and received $40.00.

     As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

     In March 2007, 3,000,000 shares of common stock were issued to Kilimanjaro Mining Company, Inc., a corporation owned and controlled by Heidi Kalenuik. Further, in March 2007, 500,000 shares of common stock were issued to David Gamache, one officer and director and 500,000 shares of common stock were issued to George Lennox, one of officer and director. The 4,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers’ transaction or in a transaction directly with a market maker.

     As of March 31, 2007, our total assets were $300 and our total liabilities were $30,020.

MANAGEMENT

Officers and Directors

     Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
David Gamache	57	President, principal executive officer, treasurer,
6805 Sundance Trail		principal accounting officer, chief financial
Riverside, CA 92506		officer and a member of the board of directors

George Lennox	85	secretary and a member of the board of directors
8620 Berwick Road
Calgary, Alberta T3K 1E6

     The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

     Since March 14, 2007, David Gamache has been our president, principal executive officer, treasurer, principal financial officer and a member of our board of directors.

     Since March 14, 2007, George Lennox has been our secretary and a member of the board of directors.

Conflicts of Interest

     At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is Mr. Gamache’s and Mr. Lennox’s devotion of time to projects that do not involve us. In the event that Messrs. Gamache and Lennox cease devoting time to our operations, they have agreed to resign as officers and directors. We have no policies relating to conflicts of interest.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us for the last three fiscal years ending March 31, 2007 for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

			Executive Officer Compensation Table

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa- Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Gamache	2007	0	0	0	0	0	0	0	0
President	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

George Lennox	2007	0	0	0	0	0	0	0	0
Secretary	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

     We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

     The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Compensation of Directors

     The members of our board of directors are not compensated for their services as directors. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director’s service contracts.

Director’s Compensation Table

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David Gamache	2007	0	0	0	0	0	0

George Lennox	2007	0	0	0	0	0	0

Option/SAR Grants

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans.

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership	the Offering	Shares are Sold	Shares are Sold
David Gamache [1]	500,000	500,000	8.33%
6805 Sundance Trail
Riverside, CA 92506

George Lennox [1]	500,000	500,000	8.33%
8620 Berwick Road
Calgary, Alberta T3K 1E6

All Officers and Directors	1,000,000	1,000,000	16.66%
as a Group (2 persons)

Kilimanjaro Mining Company, Inc. [2]	3,000,000	3,000,000	50.00%
711 S. Carson Street
Carson City, NV 89701

[1]	The persons named above “promoters” as defined in the Securities Exchange Act of 1934. Mr. Gamache and Mr. Lennox are the only “promoters” of our company.

[2]	Heidi Kalenuik exercises voting and dispositive control over the shares of common stock owned by Kilimanjaro Mining Company, Inc.

Future Sales by Existing Stockholders

     In March 2007, 3,000,000 shares of common stock were issued to Kilimanjaro Mining Company, Inc., a corporation owned and controlled by Heidi Kalenuik. Further, in March 2007, 500,000 shares of common stock were issued to David Gamache, one officer and director and 500,000 shares of common stock were issued to George Lennox, one of officer and director. The 4,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers’ transaction or in a transaction directly with a market maker.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     A total of 4,000,000 shares of our stock are currently owned by our officers and directors and one individual. They will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

     Because our officers and directors will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 66.67% of our outstanding shares.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

     Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

     In March 2007, 3,000,000 shares of common stock were issued to Kilimanjaro Mining Company, Inc., a corporation owned and controlled by Heidi Kalenuik; 500,000 shares of common stock were issued to David Gamache, one of officers and directors; and, 500,000 shares were issued to George Lennox, one of our officers and directors. These were accounted for as an acquisition of shares of common stock in the amount of $40.00.

     Messrs. Gamache and Lennox are our only promoters. They have not received or will they receive anything of value from us, directly or indirectly in their capacities as promoters.

     Kilimanjaro Mining Company, Inc., a corporation owned and controlled by Heidi Kalenuik, advanced $20,000 (plus $7,500 on May 4, 2007, as a loan) to cover some initial expenses.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to March 31, 2007, included in this prospectus have been audited by Williams & Webster, P.S., Certified Public Accountants, Bank of America Financial Center, 601 Riverside Avenue, Suite 1940, Spokane, Washington 99201 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by Williams & Webster, P.S., Certified Public Accountants, Bank of America Financial Center, 601 Riverside Avenue, Suite 1940, Spokane, Washington 99201.

The Board of Directors
Lake Victoria Mining Company, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Lake Victoria Mining Company, Inc. (an exploration stage company) as of March 31, 2007, and the related statements of operations, stockholders' deficit and cash flows for the period from March 14, 2007 (Inception) to March 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Victoria Mining Company, Inc. as of March 31, 2007, and the results of its operations and its cash flows for the period from March 14, 2007 (Inception) to March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has sustained substantial operating losses since inception and has limited cash resources. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
May 30, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com

Index

LAKE VICTORIA MINING COMPANY, INC
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET
MARCH 31, 2007

ASSETS

CURRENT ASSETS
Cash	$300

TOTAL ASSETS	$300

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$-
Accrued expenses	29,600
Advances payable - related party	20,000
Related party payable	420
Total Current Liabilities	30,020

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT
Preferred stock, $0.00001 par value; 100,000,000 shares
authorized, no shares outstanding	-
Common stock, $0.00001 par value;
100,000,000 shares authorized,
4,000,000 shares issued and outstanding	40
Additional paid-in capital	-
Subscription receivable	(35)
Accumulated deficit during exploration stage	(29,725)
Total Stockholders' Deficit	(29,720)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$300

The accompanying notes are an integral part of these financial statements.

Index

Index

LAKE VICTORIA MINING COMPANY, INC
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS

Period from
March 14, 2007
(Inception) to
March 31, 2007

REVENUES	$-

OPERATING EXPENSES
General and administrative expenses	29,725
Total operating expenses	29,725

LOSS FROM OPERATIONS	(29,725)

LOSS BEFORE TAXES	(29,725)

INCOME TAX EXPENSE	-

NET LOSS	$(29,725)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$(0.02)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	1,333,333

The accompanying notes are an integral part of these financial statements.

Index

LAKE VICTORIA MINING COMPANY, INC
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT

					Accumulated
			Additional		Deficit During	Total
	Common Stock		Paid-in	Subscription	Exploration	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Deficit

Balance, at March 14, 2007 (Inception)	-	$-	$-	$-	$-	$-

Common stock issued for cash
at $0.00001 per share	4,000,000	40	-	(35)	-	5

Net loss for period ended
March 31, 2007	-	-	-	-	(29,725)	(29,725)

Balance, March 31, 2007	4,000,000	$40	$-	$(35)	$(29,725)	$(29,720)

The accompanying notes are an integral part of these financial statements.

Index

LAKE VICTORIA MINING COMPANY, INC
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS

Period from
March 14, 2007
(Inception) to
March 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,725)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
Increase in accrued expenses	9,600
Increase in advances payable - related party	20,000
Net cash used by operating activities	(125)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:	-

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of stock	5
Related party payable proceeds	420
Net cash provided by financing activities	425

Net increase in cash and cash equivalents	300

Cash at beginning of period	-

Cash at end of period	$300

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$-
Interest paid	$-

The accompanying notes are an integral part of these financial statements.

Index

LAKE VICTORIA MINING COMPANY, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2007

NOTE 1 – DESCRIPTION OF BUSINESS

Lake Victoria Mining Company, Inc. (hereinafter “the Company”) was incorporated March 14, 2007 under the laws of the State of Nevada.

The principal business of the Company is to search for mineral deposits or reserves which are not in either the development or production stage. The Company is an exploration stage corporation that intends to conduct exploration activities on a gold property located in Tanzania, which consists of one mining license containing an area of approximately 70.72 square kilometers.

The Company’s administrative office is located in Riverside, California 92506. The Company’s year-end is March 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of Lake Victoria Mining Company, Inc. are presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt with original maturities of three months or less to be equivalent.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

Index

LAKE VICTORIA MINING COMPANY, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2007

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At March 31, 2007, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted loss per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Exploration Stage
The Company has been in an exploration stage since its formation and has not realized any revenues from operations. It is primarily engaged in searching for mineral deposits or reserves which are not in either the development or production stage.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, and accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at March 31, 2007.

Income Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (hereinafter “SFAS No.109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

Index

LAKE VICTORIA MINING COMPANY, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2007

At March 31, 2007, the Company had deferred tax assets (calculated at an expected rate of 34%) of approximately $29,700 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance equal to the deferred tax asset has been established at March 31, 2007. The significant components of the deferred tax asset at March 31, 2007 were as follows:

Net operating loss carryforward	$29,700

Deferred tax asset	$10,100
Deferred tax asset valuation allowance	(10,100)
Net deferred tax asset	$-

At March 31, 2007, the Company has net operating loss carryforwards of approximately $29,700, which expire in the year 2027.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Going Concern
As shown in the accompanying financial statements, the Company had negative working capital and an accumulated deficit incurred through March 31, 2007. The Company has no revenues, limited cash, negative working capital, and losses from operations. Management intends to seek additional capital from new equity securities offerings that will provide funds needed begin the exploration for gold. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company anticipates that it will need $100,000 to continue in existence for the following twelve months. The Company expects to be able to control its cash outflows based upon funds received.

Index

LAKE VICTORIA MINING COMPANY, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2007

Mineral Properties
Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims (see Note 6). Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value. As of March 31, 2007, the Company did not have rights to any mineral properties.

NOTE 3– CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001. As of March 31, 2007, the Company has not issued any preferred stock.

Common Stock
The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in March 2007, the Company issued 4,000,000 shares of common stock for cash of $5 and a subscription receivable of $35.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the year ended March 31, 2007, an officer and director, loaned the Company $300, which is uncollateralized and noninterest bearing, and paid expenses of $125 on behalf of the Company. Payment for the 500,000 of the shares issued to the directors was applied to this related party loan payable.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is presently undertaking the required steps to register as a publicly traded company. In this regard, the Company has signed a contract with a securities attorney to assist in this matter. The total fees to be paid to the attorney amount to $30,000. Of this amount, $20,000 was paid subsequent to year end, when attorney services began and is recorded as general and administrative expense in the accompanying financial statements. The remaining $10,000 will be due when the Company’s registration statement is declared effective by the Securities and Exchange Commission.

Index

LAKE VICTORIA MINING COMPANY, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2007

NOTE 6 - SUBSEQUENT EVENTS

Subsequent to March 31, 2007, the Company has plans to register up to 2,000,000 shares of its common stock to be sold in private placement.

On May 25, 2007, license 2747/2004 was granted by the Ministry of Energy and Minerals to Uyowa Gold Mining and Exploration Company Limited for the period of seven years with the intention of doing exploration. The license is owned 100% by Uyowa Gold Mining and Exploration Company Limited and with the present agreement the license will be optioned 100% to Lake Victoria Mining Company, Inc. No royalties or other encumbrances exist with respect to this property.

In May 2007 the Company’s majority shareholder loaned Company an additional $7,500. This loan is non-collateralized and due on demand.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 4 of the Articles of Incorporation, filed as Exhibit 3.1 to the registration statement.

2.	Article IX of the Bylaws of our company, filed as Exhibit 3.2 to the registration statement.

3.	Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$6.14
Printing Expenses	393.86
Accounting Fees and Expenses	8,500.00
Legal Fees and Expenses	30,000.00
Blue Sky Fees/Expenses	500.00
Transfer Agent Fees	600.00
TOTAL	$40,000.00

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
David Gamache	March 29, 2007	500,000	Cash of $5.00
6805 Sundance Trail
Riverside, CA 92506

George Lennox	March 29, 2007	500,000	Subscription receivable
8620 Berwick Road			of $5.00
Calgary, Alberta T3K 1E6

Kilimanjaro Mining Company, Inc. [1]	March 29, 2007	3,000,000	Subscription receivable
711 S. Carson Street			of $30.00
Carson City NV 89701

[1]	Heidi Kalenuik exercises voting and dispositive control over the shares of common stock owned by Kilimanjaro Mining Company, Inc.

     We issued the foregoing restricted shares of common stock to George Lennox pursuant to Regulation S of the Securities Act of 1933. The sale of the shares to Mr. Lennox took place outside the United States of America and Mr. Lennox is a non-US persons as defined in Regulation S. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone. We issued the foregoing shares to David Gamache and Kilimanjaro Mining Company, Inc. pursuant to section 4(2) of the Securities Act of 1933. Mr. Gamache and Kilimanjaro Mining Company, Inc. are sophisticated investors and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made by us.

ITEM 27.    EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation SB.

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
10.1	License.
23.1	Consent of Williams & Webster, P.S., Independent Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28. UNDERTAKINGS.

We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

	iii.	To include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a license for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	For determining any liability under the Securities Act of 1933:

i.

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

ii.

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

iii.

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverside, California, on this 26th day of June, 2007.

LAKE VICTORIA MINING COMPANY, INC.

BY:   DAVID GAMACHE
         David Gamache, President, and Principal Executive
         Officer, Treasurer, Principal Financial Officer and
         Principal Accounting Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David Gamache, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

DAVID GAMACHE	President, Principal Executive Officer, Treasurer,	June 26, 2007
David Gamache	Principal Financial Officer, Principal Accounting
Officer, and a member of the Board of Directors

GEORGE LENNOX	Secretary and a member of the Board of Directors	June 26, 2007
George Lennox